Exhibit 10.3

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (this “Agreement”) dated August 18, 2014, is made by and between Real Goods Solar, Inc., a Colorado corporation (the “Company”), and Kamyar (Kam) Mofid (“Employee”).

WHEREAS, the Company and Employee are parties to the Restated Employment Letter, dated December 21, 2012 (the “Employment Agreement”);

WHEREAS, the Company and Employee are parties to certain stock option agreements (collectively, the “Option Agreements”);

WHEREAS, the parties desire to terminate Employee’s employment relationship with the Company (the “Separation”) with such termination to be effective as of the date hereof (the “Separation Date”);

NOW, THEREFORE, in consideration of the mutual promises and covenants described below, the parties agree as follows:

1. EFFECTIVE DATE. The effective date of this Agreement is the date that is seven days after the date that Employee executes this Agreement (“Effective Date”), unless earlier revoked pursuant to Section 18.

2. RESIGNATION. Effective upon the Separation Date, Employee hereby voluntarily resigns from his employment and any and all other positions with the Company and its subsidiaries.

3. PAYMENTS TO EMPLOYEE. The Company shall pay to Employee all wages due and owing through the Separation Date in accordance with the Company’s regular payroll practices, less all authorized deductions and withholdings for applicable federal, state and local taxes and health insurance premiums. Employee shall be reimbursed for any business expenses incurred by him on behalf of the Company through the Separation Date which have not been previously paid, provided such expenses are incurred and submitted in accordance with the Company’s expense reimbursement policies. Notwithstanding the foregoing, Employee will continue to provide transition services to the Company through September 12th 2014, during which time, Employee will be compensated through the Company’s regularly scheduled payroll by drawing down his accrued paid time off of 124 hours.

3.1 Within thirty (30) days following the Separation Date, the Company shall pay to Employee a lump sum cash severance payment equal to $300,000, subject to all applicable payroll deductions. In addition, if Employee timely elects continuation coverage under the Company’s group health plan pursuant to Code Section 4980B (“COBRA Coverage”) following the Separation, Employee will be entitled to such COBRA Coverage at active employee rates, as amended from time to time, for up to twelve (12) months following the Separation. All other benefits, including but not limited to health insurance, life insurance, disability insurance, etc., shall cease effective as of the Separation Date.

3.2 Employee hereby waives the right to receive any bonus payments in connection with Employee’s relationship with the Company (except to the extent any such bonuses have already been paid) and any other severance payments or other benefits to which Employee may have been eligible under the Employment Agreement except as set forth herein.

3.3 The Company and Employee acknowledge and agree that, except as expressly provided herein, the Employment Agreement is terminated effective as of the Separation Date and the parties shall have no further rights or obligations thereunder.

4. OPTION AGREEMENTS. Employee acknowledges and agrees that effective upon the Separation Date, the options to purchase shares of the Company’s stock issued pursuant to the Option Agreements shall cease to vest, and the Employee’s rights to exercise vested stock options shall be subject to the terms and conditions of the each of the Option Agreements; provided, however, the Company and Employee agree that Employee shall have the right to exercise any vested options under the Option Agreements for the time period that is the lesser of (a) eighteen (18) months from the Separation Date, or (b) the expiration of the latest date available to exercise the options under the Option Agreements. To the extent the terms of this paragraph conflict with the Option Agreements, this Agreement shall be deemed an amendment to the Option Agreements. Company agrees to allow Employee to avail himself of the services of the Company’s SEC counsel to effectuate the exercise and disposition of Employee’s shares in accordance with SEC rules and regulations in accordance with the Company’s standard practices.

5. DISPARAGING STATEMENTS. Employee agrees that Employee will not make false or misleading statements to any person or entity regarding the Company or any of its current officers or directors,. The Company agrees that the Company (including, during his employment with the Company, the directors of the Company’s Board, the CEO, CFO and the Director of Human Resources) will not make false or misleading statements to any person or entity regarding Employee; provided however, nothing herein shall prohibit the Company from making any disclosures otherwise required by law.

6. COOPERATION. Following the Effective Date and upon the request of the Company (with reasonable advance notice), Employee agrees to reasonably cooperate with and assist the Company with respect to matters known to or handled by Employee during his relationship with the Company.

7. RELEASES.

7.1 Employee hereby releases and forever discharges the Company, and the Company’s affiliates, subsidiaries, parents, successors, assigns and other affiliated entities, past present and future, and each of them, as well as its and their officers, directors, attorneys, managers, agents and employees (collectively, the “Company Releasees”) from all claims, known or unknown, which Employee ever had or now has or may hereafter claim to have had as of or prior to the date of this Agreement with respect to the Separation or Employee’s relationship by the Company and any other action, event or matter (the “Released Claims”), except to the extent arising or relating to this Agreement. These claims may include, but are not limited to, claims based on (a) the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended; The Older Workers Benefit Protection Act, Pub. Law 101-433, 104 Stat. 978 (1990); Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Americans with Disabilities Act; the Civil Rights Acts of 1866, 1871, and 1991; the Family and Medical Leave Act; the Equal Pay Act of 1963; the Employee Retirement and Income Security Act of 1974; The Occupational Safety and Health Act, as amended; The Fair Labor Standards Act, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985; (b) any and all claims under Colorado or any other state’s statutory or decisional law, including, but not limited to, the Colorado Anti-Discrimination Act, pertaining to employment discrimination or harassment, wrongful discharge or breach of public policy; (c) state, federal or common law relation to breach of express or implied contract, wrongful termination, employment discrimination or harassment, emotional distress, privacy rights, fraud or misrepresentation, defamation, negligence, infliction of emotional distress, any intentional torts, and outrageous conduct; and (d) any and all claims for any of the following: money damages, including actual, compensatory, liquidated or punitive damages, equitable relief such as reinstatement or injunctive relief, front or back pay, wages, benefits, sick pay, vacation pay, costs, interest, expenses, attorneys’ fees, or any other remedies. Nothing in this Release or this Agreement shall constitute a release of any claim that Employee may hereafter have (i) arising out of the performance of this Agreement; (ii) relating to Employee’s rights under employee benefit plans of the Company; or (iii) relating to Employee’s rights to indemnification under the Indemnification Agreement, the Articles and/or the Bylaws.

7.2 Employee further agrees not to file, pursue or participate, and shall cause each of its representatives not to file, pursue or participate, in any allegations, complaints, claims, charges, actions or proceedings of any kind in any forum against any of the Company Releasees with respect to any matter arising out of or in connection with the employment of Employee, the Separation, or any other Released Claim, other than pursuing a claim for breach of any provision or covenant of this Agreement.

7.3 The Company hereby represents and warrants, that as of the date hereof, there exist no claims or causes of action against Employee, nor does there exist any set of facts that could reasonably constitute the basis for any claim or cause of action against Employee, which, in each case, have been brought to the attention of the CEO, the CFO the Board of Directors, the Compensation Committee or the Audit Committee.

8. RETURN OF PROPERTY. While employed by the Company, Employee has received certain property, including, but not limited to, files, computer data, keys, laptop computer and accessories, cell phone with SIM card and access card, and Employee may receive additional property in connection with the performance of the Transition Services. Employee will promptly return in good condition any and all property in his possession belonging to the Company on or before the Separation Date. Employee further agrees to promptly and permanently delete any non-public, confidential information related or belonging to the Company from any email account(s), cloud-based storage, personal computer(s), personal electronic devices, and all storage media. Employee will provide the Company, on or prior to the date Employee executes this Agreement with any passwords, source codes, administrative access or other information in his possession with respect to work performed for the Company. Employee agrees promptly to take all steps necessary to ensure the transfer to the Company of any online social media accounts, including but not limited to Twitter accounts and blogs, maintained by Employee for, on behalf of, or as a representative of, the Company. Employee expressly understands that any email address and/or telephone number assigned to him by the Company are and remain the property of the Company, and Employee has no interest therein.

9. NO ADMISSIONS. Nothing in this Agreement, including the payment of any sums by the Company, constitutes an admission by the Company or Employee of any legal wrong in connection with the relationship of Employee or the Separation.

10. AGREEMENT UNDERSTOOD. Employee is relying on Employee’s own judgment and on the advice of Employee’s attorneys, and not upon any recommendations by the Company or its directors, officers, employees, agents, attorneys, or other representatives. Employee agrees that this agreement shall not be construed against either party on the grounds of authorship.

11. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by, the laws of the State of Colorado, without giving effect to conflicts of laws principles. Unless waived by the Company in writing, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in Boulder County, Colorado. Employee irrevocably consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such suit, action or proceeding.

12. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and shall remain in effect and be binding upon the parties.

13. AMENDMENTS. No amendment, waiver, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed by the parties or by their duly authorized agents. Waiver of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

14. ASSIGNMENT. Employee hereby represents that neither this Agreement nor any right or obligation hereunder has been assigned by Employee. Employee agrees that no such right or obligation may be assigned by Employee, without the prior written consent of the Company, and any purported transfer or assignment in violation of this provision will be void. The Company may assign its rights and duties hereunder, and this Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns (whether by operation of law, merger, change of control or otherwise).

15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than on such counterpart.

16. COSTS, EXPENSES, AND ATTORNEY’S FEES. In the event any claim, default or violation is asserted by a party to this Agreement regarding any of the terms or conditions or this Agreement, a party may enforce this instrument by appropriate action, and should any of the parties prevail in such litigation, that prevailing party shall recover all costs, expenses, and reasonable attorneys’ fees incurred in such litigation.

17. FINAL AGREEMENT. This Agreement sets forth the entire understanding of the parties and supersedes any and all prior written or oral agreements, and no written or oral representation, promise, inducement or statement of intention has been made by either party which is not embodied herein.

18. ACKNOWLEDGMENT UNDER THE ADEA. The parties acknowledge that this is an important legal document. Employee is advised to consult with an attorney before signing this Agreement. Employee is also advised that Employee has twenty-one (21) days after receiving this Agreement to consider it. If Employee chooses to agree to the terms of this Agreement, Employee must sign and return the Agreement to Crystine Hodges at the address below within twenty-one (21) days of Employee’s receipt of this Agreement. If Employee signs the Agreement, Employee will then have the right to revoke this Agreement by delivering written revocation to Crystine Hodges, but such notice must be received by Crystine Hodges within seven (7) days after the date Employee signed the Agreement. The signed Agreement or any notice of revocation must be delivered by an overnight delivery service or by certified mail, return receipt requested, to:

Crystine Hodges

833 W. South Boulder Road

Louisville, CO 80027

This Agreement is binding upon and shall inure to the benefit of the Company and Employee. By signing this Agreement, the parties represent that they have read and understand it, that they have discussed or had an opportunity to discuss it voluntarily with their respective attorneys, and that they enter into it knowingly and voluntarily.

Employee acknowledges that the first $500.00 of consideration paid of the severance payments described above is consideration for release of any age-related claim.

DATED as of August 18, 2014

Real Goods Solar, Inc.

By:	/s/ David Belluck
Name: David Belluck
Title: Chairman of the Board & Chairman of the Compensation Committee

/s/ Kamyar (Kam) Mofid
Kamyar (Kam) Mofid

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